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                                                                     EXHIBIT 8.1

                              RIORDAN & McKINZIE
                            300 South Grand Avenue
                             Los Angeles, CA 90071



                                August 14, 1998


                                                                       6-849-003



River Holding Corp.
599 Lexington Avenue, 18/th/ Floor
New York, New York 10022

Hudson Respiratory Care Inc.
27711 Diaz Road
Temecula, California 92589

     Re:  River Holding Corp. and Hudson Respiratory Care Inc. on Form S-4 File
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          No. 333-56135
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Dear Ladies and Gentlemen:

     You have requested our opinion concerning certain material federal income tax considerations expected to result on the exchange of 11 1/2% Series B Senior Exchangeable PIK Preferred Stock due 2010 (Liquidation Preference $100 per share) of River Holding Corp. (the "Issuer"), which have been registered under the Securities Act of 1933, as amended, for outstanding Senior Exchangeable PIK Preferred Stock due 2010 (Liquidation Preference $100 per share) of the Issuer, in connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on June 5, 1998 (File No. 333-56135), as amended (as amended, the "Registration Statement").

     The facts, as we understand them, and upon which we rely in rendering the opinion expressed herein, are as set forth in the Registration Statement. Based on such facts, it is our opinion that the U.S. federal income tax considerations set forth under the heading "Material U.S. Federal Income Tax Considerations" in the Registration Statement are accurate in all material respects. No opinion is expressed as to any matter not discussed therein.

     This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over
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River Holding Corp.
Hudson Respiratory Care Inc.
August 14, 1998
Page 2




such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusion stated herein.

     This opinion is rendered to you solely for use in connection with the Registration Statement. We consent to your filing this opinion as an exhibit to the Registration Statement.

                              Very truly yours,


                              Riordan & McKinzie